UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2013

THE PMI GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

001-13664	94-3199675
(Commission File Number)	(IRS Employer Identification No.)

Bishop Ranch 3 2603 Camino Ramon, Suite 200 San Ramon, California	94583
(Address of Principal Executive Offices)	(Zip Code)

(925) 242-2550

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The employment agreement between The PMI Group, Inc. (“TPG”) and L. Stephen Smith, its Chief Executive Officer, President, and Chief Operating Officer, is expiring on June 30, 2013, and is not being extended or renewed, and Mr. Smith ceases to be Chief Executive Officer, President, and Chief Operating Officer of TPG as of such date.

The board of directors of TPG appointed David W. Prager as Chief Executive Officer and Matthew Flynn as Vice President of TPG, in each case effective as of July 1, 2013. Mr. Prager and Mr. Flynn are financial and restructuring professionals at Goldin Associates, LLC (“Goldin”), a transaction and restructuring advisory firm that has been providing restructuring consulting services to TPG during its bankruptcy proceeding. The engagement letter between TPG and Goldin, dated October 28, 2011, will continue to control the relationship between TPG and Goldin, and Mr. Prager and Mr. Flynn will not receive new or additional compensation from TPG in connection with their service as officers. Mr. Prager and Mr. Flynn will serve as officers at the pleasure, and under the direction, of TPG’s board of directors.

Mr. Prager, age 35, is a Managing Director at Goldin, which he joined in March 2002. Since October 2011, Mr. Prager has served as TPG’s lead restructuring consultant. From November 2008 to May 2010, Mr. Prager served as interim principal financial officer and restructuring advisor to Syncora Holdings Ltd., a monoline financial guarantor. There have been no related party transactions between TPG and Mr. Prager, nor are there any family relationships between TPG’s directors or officers and Mr. Prager.

Mr. Flynn, age 35, is a Director at Goldin, which he joined in December 2008. From February 2009 to June 2010, Mr. Flynn served as an interim manager at Young Broadcasting Inc., a television broadcaster, during that company’s bankruptcy proceedings and was responsible for managing its business operations and restructuring process. Immediately preceding his employment at Goldin, Mr. Flynn was employed as an investment banker at Barclays Capital Inc. There have been no related party transactions between TPG and Mr. Flynn, nor are there any family relationships between TPG’s directors or officers and Mr. Flynn.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2013	The PMI Group, Inc. (Registrant)

	By:	/s/ Dario M. Nolasco
Dario M. Nolasco
General Counsel